Exhibit 99.1

NEWS…	Contact:	Dirk Montgomery
February 22, 2007		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OSI RESTAURANT PARTNERS, INC.
REPORTS FOURTH QUARTER AND YEAR END RESULTS

Tampa, Florida, February 22 --- OSI Restaurant Partners, Inc. (NYSE: OSI) today reported that net income for the three months ended December 31, 2006 was $21,829,000, equal to $0.29 per share (diluted), compared with $27,389,000 or $0.36 per share (diluted) for the same period in 2005. For the year ended December 31, 2006, net income was $100,160,000, equal to $1.31 per share (diluted), compared with $146,746,000 or $1.92 per share (diluted) for the same period in 2005. Revenues for the quarter increased by 9.1% to $1,005,938,000 compared with $922,290,000 during the same quarter last year. For the year, revenues increased by 9.1% to $3,940,959,000 compared with $3,612,717,000 for the same period in 2005.

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For the three months and year ended December 31, 2006, adjusting for the conversion costs related to the implementation of the Company’s new Partner Equity Program, diluted earnings per share on an adjusted basis were $0.29 and $1.48, respectively. While adjusted diluted earnings per share is adjusted for implementation costs, it does not eliminate what the Company considers to be the ongoing expenses resulting from the implementation of the new Partner Equity Program nor does it eliminate stock-based compensation expenses resulting from the first quarter implementation of a new accounting standard. For the three months and year ended December 31, 2005, diluted earnings per share on an adjusted basis were $0.37 and $1.83, respectively, after adjusting for certain impairment charges and including expenses for the ongoing costs of the Partner Equity Program as if it had been in place and stock-based compensation charges as if the new stock-based compensation rules had been in effect in 2005. This comparison of adjusted results is intended to provide comparability between the periods and a reconciliation of reported and adjusted results is included in the accompanying tables.

•
The Company adopted a new accounting standard titled SFAS No. 123 (Revised), “Share-Based Payment” during the first quarter of 2006. SFAS No. 123R requires the fair value measurement of all stock-based payments to employees, including grants of employee stock options, and recognition of those expenses in the statement of operations.

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During the first quarter of 2006, all managing partners were given an opportunity to elect participation in a new Partner Equity Program (“PEP” or the “Plan”), more fully described in the Company’s 2005 Form 10-K/A. This new Plan became effective for approximately 96% of all managing partners in current employment agreements and for all new managing partner employment agreements signed after March 1, 2006. The PEP replaces the issuance of stock options with a deferred compensation program.

Certain statements in this news release are forward-looking statements. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; increased labor and insurance costs; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of price increases); consumer perception of food safety; local, regional, national and international economic conditions; the seasonality of the Company’s business; demographic trends; the cost of advertising and media; and government actions and policies. Forward-looking statements regarding stock-based compensation and the Partner Equity Program include estimates and assumptions, including but not limited to, restaurant operating performance and outstanding share calculations which may differ materially from actual results. Additionally, the Company has previously disclosed a proposed merger transaction and there are risks and uncertainties associated with the transaction that could cause actual future results to differ materially from historical results. In particular, (1) the Company may be unable to obtain shareholder approval required for the transaction, (2) conditions to the closing of the transaction may not be satisfied, (3) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays, (4) the businesses of the Company may suffer as a result of uncertainty surrounding the transaction, and (5) the financing required to complete the transaction may be delayed or may not be available. Further information on potential factors that could affect the financial results of OSI Restaurant Partners, Inc. is included in its 2005 Annual Report on Form 10-K/A, current reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

The Company’s restaurant system operates in 50 states and 20 countries internationally.

STATEMENTS OF INCOME
(in thousands, except for per share data)

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Restaurant sales	$1,000,666	$916,212	$3,919,776	$3,590,869
Other revenues	5,272	6,078	21,183	21,848
Total revenues	1,005,938	922,290	3,940,959	3,612,717
Costs and expenses
Cost of sales	356,118	334,031	1,415,459	1,315,340
Labor and other related	274,619	239,064	1,087,258	930,356
Other restaurant operating	233,531	213,774	885,562	783,745
Depreciation and amortization	40,664	34,607	151,600	127,773
General and administrative	66,838	49,515	234,642	197,135
Hurricane property and inventory losses	-	1,689	-	3,101
Provision for impaired assets and restaurant closings	607	17,144	14,154	27,170
Contribution for "Dine Out for Hurricane Relief"	-	-	-	1,000
Income from operations of unconsolidated affiliates	(150)	(814)	(5)	(1,479)
	972,227	889,010	3,788,670	3,384,141
Income from operations	33,711	33,280	152,289	228,576
Other income (expense), net	2,785	(972)	7,950	(2,070)
Interest income	1,190	611	3,312	2,087
Interest expense	(5,352)	(2,329)	(14,804)	(6,848)
Income before provision for income taxes and
elimination of minority interest	32,334	30,590	148,747	221,745
Provision for income taxes	8,931	9,480	41,812	73,808
Income before elimination of minority interest	23,403	21,110	106,935	147,937
Elimination of minority interest	1,574	(6,279)	6,775	1,191
Net income	$21,829	$27,389	$100,160	$146,746

Basic earnings per share	$0.30	$0.37	$1.35	$1.98
Basic weighted average shares outstanding	73,950	73,839	73,971	73,952

Diluted earnings per share	$0.29	$0.36	$1.31	$1.92
Diluted weighted average shares outstanding	76,278	75,864	76,213	76,541

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	As of December 31, 2006
Cash	$95
Working capital deficit	(249)
Current portion of long-term debt	60
Long-term debt (1)	210
_________________
(1)
Long-term debt in the Company’s Consolidated Balance Sheet includes: (i) $32.1 million of debt owed by a consolidated franchisee-affiliated entity for which the Company provides a guarantee, and (ii) a $2.5 million fair value debt guarantee on amounts owed by an unconsolidated affiliate of the Company (and for which the Company provides a total guarantee of $17.6 million).

System-wide Sales

System-wide sales grew by 8.0% for the quarter and by 7.9% for the year ended December 31, 2006 compared with the respective periods in 2005. System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not. The two components of system-wide sales - sales of OSI Restaurant Partners, Inc. and sales of franchisees and unconsolidated development joint ventures - are provided in the following supplemental tables.

	Three months ended		Years ended
	December 31,		December 31,
OSI RESTAURANT PARTNERS, INC. RESTAURANT SALES (in millions):	2006	2005	2006	2005
Outback Steakhouse restaurants
Domestic	$566	$555	$2,260	$2,238
International	82	65	308	258
Total	648	620	2,568	2,496
Carrabba's Italian Grills	168	152	649	580
Bonefish Grills	80	62	311	224
Fleming's Prime Steakhouse and Wine Bars	54	44	188	150
Other restaurants	51	38	204	141

Total Company-owned restaurant sales	$1,001	$916	$3,920	$3,591

The following information presents sales for franchised and unconsolidated development joint venture restaurants. These are restaurants that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income. Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales. Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

These sales do not represent sales of OSI Restaurant Partners, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended		Years ended
	December 31,		December 31,
FRANCHISE AND DEVELOPMENT JOINT VENTURE SALES (in millions):	2006	2005	2006	2005
Outback Steakhouse restaurants
Domestic	$88	$92	$359	$362
International	29	29	106	113
Total	117	121	465	475
Bonefish Grills	4	2	16	11

Total franchise and development joint venture sales (1)	$121	$123	$481	$486
Income from franchise and development joint ventures (2)	$5	$5	$21	$20
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(1)	Franchise and development joint venture sales are not included in Company revenues as reported in the Consolidated Statements of Income.
(2)	Represents the franchise royalty and portion of total income included in the Consolidated Statements of Income in the line items Other revenues or Income from operations of unconsolidated affiliates.

Fourth Quarter Comparative Store Information

RESTAURANTS IN OPERATION AS OF DECEMBER 31:	2006	2005
Outback Steakhouses
Company-owned - domestic	679	670
Company-owned - international	118	88
Franchised and development joint venture - domestic	107	105
Franchised and development joint venture - international	44	52
Total	948	915
Carrabba's Italian Grills
Company-owned	229	200
Bonefish Grills
Company-owned	112	86
Franchised	7	4
Total	119	90
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	45	39
Roy’s
Company-owned	23	20
Cheeseburger in Paradise
Company-owned	38	27
Lee Roy Selmon’s
Company-owned	5	3
Blue Coral Seafood and Spirits
Company-owned	1	-
Paul Lee's Chinese Kitchens
Company-owned	-	4

System-wide total	1,408	1,298

Reconciliation of Adjusted Results

The following table sets forth a reconciliation of the Company’s results reported in accordance with generally accepted accounting principles (“GAAP”) to the adjusted results, which include non-GAAP financial measures. Although management encourages readers to rely on the Company’s results reported in accordance with GAAP, management believes that adjusted results may be useful to investors’ understanding of the Company’s core operations and the comparability of financial information from period to period. The following table presents reported net income as adjusted for the following after-tax items for the three months and years ended December 31, 2006 and 2005 (in thousands):

	Three months ended		Years ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income, as reported	$21,829	$27,389	$100,160	$146,746
Stock-based compensation, net of taxes
PEP conversion costs (1)	2,018	-	15,018	-
Options / 123R (2)	-	(1,600)	-	(6,367)
Restricted stock (3)	-	(671)	-	(1,948)
Partner equity program (PEP) (4)	-	(2,532)	-	(10,090)
	2,018	(4,803)	15,018	(18,405)
Special items, net of taxes
Gain on restaurant disposal and sale of land (5)	(1,707)	-	(4,858)	-
Provision for impaired assets, net (6)	292	4,537	2,489	9,154
Hurricane-related items (7)	-	1,029	-	2,498
	(1,415)	5,566	(2,369)	11,652

Adjusted net income	$22,432	$28,152	$112,809	$139,993

Adjusted diluted earnings per share	$0.29	$0.37	$1.48	$1.83
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(1)
The PEP “conversion costs” represent a portion of the costs of the PEP that would have been recorded in prior years if the Company had to expense all stock-based compensation and the new program had been in place at the inception of all existing manager partner contracts.

(2)
Effect on earnings had existing Company management and managing partner employment grants of stock options been expensed in 2005. Stock options were not required to be expensed under accounting guidance in 2005 but are expensed beginning in 2006 upon adoption of a new accounting standard.

(3)
Incremental expense for 2005 grants of restricted stock to the Company’s Chief Executive Officer, Chief Financial Officer and Senior Vice President of Real Estate and Development to reflect an annualized expense as if these grants were outstanding the entire year.

(4)	Estimation of PEP expenses had the Plan been in place in 2005.
(5)
Net gain recorded during the second quarter of 2006 in Other income in the Consolidated Income Statement for closing an Outback Steakhouse in accordance with a lease termination agreement and net gain recorded during the fourth quarter of 2006 in Other income for the sale of approximately 41.5 acres of land in Tampa, Florida.

(6)
Net impairment charges include the closing of two restaurants as a result of a landlord prematurely terminating the leases and a write-off of a note receivable in the third quarter of 2006, the closing of one restaurant as a result of a fire in the fourth quarter of 2006 and an impairment charge recorded against a deferred license fee receivable related to certain non-restaurant operations in the second quarter of 2005. Ordinarily, impairment charges for closed stores or impaired restaurant assets are not considered special items as those charges occur from time to time in normal restaurant operations.

(7)	Impact of hurricane property and inventory losses and the Company’s contribution for “Dine Out for Hurricane Relief.”

Additional Information and Where to Find It

In connection with the proposed transaction, a definitive proxy statement of OSI Restaurant Partners and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OSI RESTAURANT PARTNERS AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the definitive proxy statement (when available) as well as other filed documents containing information about OSI Restaurant Partners at http://www.sec.gov, the SEC’s free internet site. Free copies of OSI Restaurant Partners’ SEC filings are also available on OSI Restaurant Partners’ internet site at http://www.osirestaurantpartners.com.

Participants in the Solicitation

OSI Restaurant Partners and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from OSI Restaurant Partners’ stockholders with respect to the proposed transaction. Information regarding the officers and directors of OSI Restaurant Partners is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on March 30, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

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